ARTICLES SUPPLEMENTARY

                                                    TO

                                         ARTICLES OF INCORPORATION

                                                    OF

                                       LORD ABBETT SERIES FUND, INC.


                  LORD ABBETT SERIES FUND, INC., a Maryland corporation, having its principal office c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: The Corporation presently has authority to issue 1,000,000,000 Shares of capital stock, of the par value of $.001 each (the "Shares"), having an aggregate par value of $1,000,000. The Shares presently constitute three classes designated as the "Variable Contract Class" consisting of 50,000,000
Shares, the "Growth Class" consisting of 50,000,000 Shares, and the "Global Equity Class" consisting of 50,000,000 Shares, with the remaining Shares being unclassified. As provided in the Articles of Incorporation (hereafter called the "Articles") of the Corporation, the term "Class," as used in these Articles Supplementary, shall mean a separate and distinct class of Shares initially provided for in the Articles or from time to time created by the Board of Directors of the Corporation and the term "Series," as used in these Articles Supplementary, shall mean a series of Shares to which any two or more Classes are







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allocated by the Board of Directors.

         SECOND: All Shares of a Class or of a Series shall represent the same interest in the Corporation and have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as the other Shares of that Class or Series, except to the extent that the Board of Directors provides for differing preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of Shares of such Classes or such Series as determined pursuant to the Articles, or as otherwise determined pursuant to these Articles Supplementary or additional Articles Supplementary filed for record with the State Department of Assessments and Taxation of Maryland, or by the Board of Directors in accordance with law.

         THIRD: Pursuant to the power and authority of the Board of Directors to classify or reclassify unissued Shares from time to time, including the power and authority to allocate Classes of Shares to Series of Shares, the Board of Directors hereby further classifies the capital stock of the Corporation by (a) classifying from previously unclassified Shares, 50,000,000 authorized but unissued Shares as the "Pension Class," and (b) allocating the Variable Contract Class and the Pension Class to a Series of Shares designated as the "Growth and Income Portfolio" (the "Portfolio").







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         FOURTH:  Subject to the power of the Board of Directors to classify and reclassify unissued shares, all Shares of the Pension Class and the Variable Contract Class of the Portfolio shall be invested in the investment portfolio of the Corporation, and shall have the same preferences, conversion or other
rights,   voting   powers,   restrictions,    limitations   as   to   dividends,
qualifications, and terms and conditions of redemption set forth in Article V of the Articles and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally and to the provisions of these Articles Supplementary.

         FIFTH: Liabilities and expenses relating solely to a particular Class of the Portfolio (including, without limitation, distribution expenses under a plan in effect adopted for such Class pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may be adopted for such Class) shall be allocated to and borne by such Class of the Portfolio to the extent determined by the Board of Directors, and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends and distributions and liquidation rights of the Shares of such Class.

         SIXTH: Dividends paid by the Corporation on each Class of Shares of the Portfolio, to the extent any dividends are paid, will be calculated in the same manner, will be paid at the same time, and will be in the same amount, except that (a) any expenses allocated to a Class of the Portfolio, in the manner set forth under these Articles







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Supplementary, shall be borne exclusively by that Class and (b) income, realized and unrealized capital gains and losses and expense not allocated to a Class of the Portfolio shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Portfolio.
         SEVENTH: The net asset value of each Share of a Class of the Portfolio shall be determined in accordance with the Articles with appropriate adjustments to reflect the allocations of expenses, income, and realized and unrealized capital gains and losses of the Portfolio between its Classes as provided above. The assets belonging to each Class shall be combined and the assets belonging to such Class shall be an undivided interest in such combined assets, the percentage of which shall be determined from time to time on the basis of the net asset value of that Class, in relation to the net asset value of the Portfolio.

         EIGHTH: Shares of the Pension Class of the Portfolio aforesaid have been classified by the Board of Directors under the authority contained in section 1 of Article V of the Articles.








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         IN WITNESS  WHEREOF,  the  Corporation  has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on October __, 1996.

                                                 LORD ABBETT SERIES FUND, INC.

                                                    By     /S/ KENNETH B. CUTLER
                                                               Vice President


ATTEST:


    /S/ THOMAS F. KONOP
        Assistant Secretary









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                  THE  UNDERSIGNED,  Vice  President of LORD ABBETT SERIES FUND,
INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

                                                           /S/ KENNETH B. CUTLER
                                                               Vice President